EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              CARDINAL HEALTH, INC.
                                  ("Cardinal"),

                                OWL MERGER CORP.
                  a wholly owned direct subsidiary of Cardinal
                                  ("Subcorp"),

                                       and

                              OWEN HEALTHCARE, INC.
                                    ("Owen")

                                November 27, 1996

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AGREEMENT AND PLAN OF MERGER                                                   1
PRELIMINARY STATEMENTS                                                         1
AGREEMENT                                                                      1

ARTICLE I:        THE MERGER                                                   2
        1.1       The Merger                                                   2
        1.2       Effective Time                                               2
        1.3       Effects of the Merger                                        2
        1.4       Certificate of Incorporation and Bylaws                      2
        1.5       Directors and Officers                                       2
        1.6       Additional Actions                                           2

ARTICLE II:       CONVERSION OF SECURITIES                                     3
        2.1       Conversion of Capital Stock                                  3
        2.2       Exchange Ratio; Fractional Shares                            3
        2.3       Exchange of Certificates
                  (a) Exchange Agent                                           4
                  (b) Exchange Procedures                                      4
                  (c) Distributions with Respect to Unexchanged Shares         5
                  (d) No Further Ownership Rights in Owen Common Stock         5
                  (e) Termination of Exchange Fund                             5
                  (f) No Liability                                             6
                  (g) Investment of Exchange Fund                              6
        2.4       Treatment of Stock Options                                   6

ARTICLE III:      REPRESENTATIONS AND WARRANTIES OF
                     CARDINAL AND SUBCORP                                      7
        3.1       Organization and Standing                                    7
        3.2       Corporate Power and Authority                                7
        3.3       Capitalization of Cardinal and Subcorp                       7
        3.4       Conflicts; Consents and Approval                             8
        3.5       Brokerage and Finder's Fees                                  9
        3.6       Accounting Matters; Reorganization                           9
        3.7       Cardinal SEC Documents                                       9
        3.8       Registration Statement                                      10
        3.9       No Material Adverse Change                                  10

ARTICLE IV:       REPRESENTATIONS AND WARRANTIES OF
                     OWEN                                                     10
        4.1       Organization and Standing                                   10
        4.2       Subsidiaries                                                11
        4.3       Corporate Power and Authority                               11
        4.4       Capitalization of Owen                                      11
        4.5       Conflicts; Consents and Approvals                           12
        4.6       No Material Adverse Change                                  12

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
        4.7       Owen SEC Documents                                          13
        4.8       Taxes                                                       13
        4.9       Compliance with Law                                         14
        4.10      Intellectual Property                                       15
        4.11      Title to and Condition of Properties                        16
        4.12      Registration Statement; Proxy Statement                     16
        4.13      Litigation                                                  17
        4.14      Brokerage and Finder's Fees; Expenses                       17
        4.15      Accounting Matters; Reorganization                          17
        4.16      Employee Benefit Plans                                      17
        4.17      Contracts                                                   20
        4.18      Labor Matters                                               21
        4.19      Operation of Owen's Business; Relationships                 21
        4.20      Permits; Compliance                                         21
        4.21      Product Warranties and Liabilities                          21
        4.22      Environmental Matters                                       21
        4.23      Opinion of Financial Advisors                               22
        4.24      Board Recommendation                                        22
        4.25      State Takeover Laws                                         22
        4.26      Lease Arrangements                                          22

ARTICLE V:        COVENANTS OF THE PARTIES                                    23
        5.1       Mutual Covenants                                            23
                  (a)  General                                                23
                  (b)  HSR Act                                                23
                  (c)  Other Governmental Matters                             24
                  (d)  Pooling-of-Interests                                   24
                  (e)  Tax-Free Treatment                                     24
                  (f)  Public Announcements                                   24
        5.2       Covenants of Cardinal                                       25
                  (a)  Preparation of Registration Statement                  25
                  (b)  Indemnification                                        25
                  (c)  Insurance                                              25
                  (d)  Employee Benefits                                      25
                  (e)  Notification of Certain Matters                        25
                  (f)  Pooling Press Release                                  26
                  (g)  Merger Sub                                             26
                  (h)  NYSE Listing                                           26
                  (i)  Affiliates of Cardinal                                 26
                  (j)  Access                                                 26

                  5.3    Covenants of Owen                                    26
                  (a)  Owen Shareholders Meeting                              26
                  (b)  Information for the Registration Statement
                            and Preparation of Proxy Statement                26
                  (c)  Conduct of Owen's Operations                           27
                  (d)  Intellectual Property Matters                          28
                  (e)  No Solicitation                                        29
                  (f)  Termination Right                                      30
                  (g)  Affiliates of Owen                                     30
                  (h)  Access                                                 30
                  (i)  Notification of Certain Matters                        31
                  (j)  Subsequent Financial Statements                        31

ARTICLE VI:       CONDITIONS                                                  31
        6.1       Mutual Conditions                                           31

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        6.2       Conditions to Obligations of Owen                           32
        6.3       Conditions to Obligations of Cardinal and
                     Subcorp                                                  32

ARTICLE VII:   TERMINATION AND AMENDMENT                                      33
        7.1       Termination                                                 33
        7.2       Effect of Termination                                       34
        7.3       Amendment                                                   35
        7.4       Extension; Waiver                                           35

ARTICLE VIII:  MISCELLANEOUS                                                  35
        8.1       Survival of Representations and Warranties                  35
        8.2       Notices                                                     35
        8.3       Interpretation                                              36
        8.4       Counterparts                                                37
        8.5       Entire Agreement                                            37
        8.6       Third Party Beneficiaries                                   37
        8.7       Governing Law                                               37
        8.8       Consent to Jurisdiction; Venue                              37
        8.9       Specific Performance                                        37
        8.10      Assignment                                                  38
        8.11      Expenses                                                    38

Exhibit A-1    -  Form of Owen Affiliate Letter
Exhibit A-2    -  Form of Cardinal Affiliate Letter
Exhibit B      -  Form of Opinion of Cardinal and Subcorp's Counsel
Exhibit C      -  Form of Opinion of Owen's Counsel

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                          AGREEMENT AND PLAN OF MERGER


               This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 27th day of November, 1996, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Owl Merger Corp., a Texas corporation and a wholly owned subsidiary of Cardinal ("Subcorp") and Owen Healthcare, Inc., a Texas corporation ("Owen").

                             PRELIMINARY STATEMENTS

               A. Cardinal desires to acquire the pharmacy management services business, the automated medication management business and other businesses operated by Owen through the merger of Subcorp with and into Owen, with Owen as the surviving corporation (the "Merger"), pursuant to which each share of Owen Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3) as more fully provided herein.

               B. The Board of Directors of Owen has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Owen and Owen desires to combine its pharmacy management services, automated medication management and other businesses with the healthcare service businesses operated by Cardinal and for the holders of shares of Owen Common Stock ("Owen Shareholders") to have a continuing equity interest in the combined Cardinal/Owen businesses.

               C. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

               D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

               E. The respective Boards of Directors of Cardinal, Subcorp and Owen have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                    AGREEMENT

               Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

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                                    ARTICLE I

                                   THE MERGER

               1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Texas Business Corporation Act (the "TBCA"), Subcorp shall be merged with and into Owen at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Owen shall continue its existence under the laws of the State of Texas. Owen, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

               1.2 EFFECTIVE TIME. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Texas (the "Texas Secretary of State") articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with Article 5.04 of the TBCA. The Merger shall become effective (the "Effective Time") when the Articles of Merger has been filed with the Texas Secretary of State or at such later time as shall be agreed upon by Cardinal and Owen and specified in the Articles of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 5555 Glendon Court, Dublin, Ohio 43016, or such other place as the parties may agree as soon as practicable (but in any event within three business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as Cardinal and Owen may agree; PROVIDED, that the conditions set forth in
Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

               1.3 EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in Article 5.06A of the TBCA.

               1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The Articles of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'Owen Healthcare, Inc.'", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law.

               1.5 DIRECTORS AND OFFICERS. From and after the Effective Time, the officers of Owen shall be the officers of the

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Surviving Corporation and the directors of Subcorp shall be the directors of the
Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, Owen shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of Owen, such resignations to be effective as of the Effective Time.

               1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Owen, or (b) otherwise carry out the provisions of this Agreement, Owen and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Owen or otherwise to take any and all such action.

                                        ARTICLE II

                                 CONVERSION OF SECURITIES

               2.1 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Owen or their respective shareholders:

               (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

               (b) Subject to the other provisions of this Article II, each share of Owen Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined below).

               (c) Each share of capital stock of Owen held in the treasury of Owen shall be cancelled and retired and no payment shall be made in respect thereof.

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
               2.2 EXCHANGE RATIO; FRACTIONAL SHARES. The "Exchange Ratio" (rounded to the nearest ten-thousandth of a share) shall be equal to (a) the quotient obtained by dividing (x) $27.25 by (y) the average of the closing prices per share (or, if the Cardinal Common Shares should not trade on any trading day, the average of the bid and asked prices therefor on such day), of the Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last ten trading days ending on the sixth trading day prior to the meeting of Owen Shareholders at which the vote to approve the Merger occurs (the "Average Share Price"); PROVIDED, HOWEVER, that (i) if the Average Share Price is less than $82.175, then the Exchange Ratio shall be equal to 0.3316, or (ii) if the Average Share Price is greater than $90.825, then the Exchange Ratio shall be equal to 0.3000; or (b) if Cardinal has made an Adjustment Election (as defined in Section 7.1), then the product of (x) 0.3316 and (y) the quotient obtained by dividing $69.20 by the Average Share Price. No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b). In lieu of any such fractional shares, the holder of a certificate previously evidencing Owen Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Owen Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Owen Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares (including, without limitation, the previously announced split of three Cardinal Common Shares for every two Cardinal Common Shares currently outstanding, payable December 16, 1996 to holders of record of Cardinal Common Shares at the close of business on December 2, 1996), the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

               2.3  EXCHANGE OF CERTIFICATES.

               (a) EXCHANGE AGENT. Promptly following the Effective Time, Cardinal shall deposit with Boatmen's Trust Company or such other exchange agent as may be designated by Cardinal and reasonably acceptable to Owen (the "Exchange Agent"), for the

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benefit of Owen Shareholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to Section
2.1 in exchange for outstanding shares of Owen Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

               (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Owen Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to
Section 2.1(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Owen Common Stock. In the event of a transfer of ownership of shares of Owen Common Stock which is not registered on the transfer records of Owen, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Owen Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.


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               (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.
Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

               (d) NO FURTHER OWNERSHIP RIGHTS IN OWEN COMMON STOCK. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Owen Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Owen of shares of Owen Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of Owen for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as Exhibit A-1.

               (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to Owen Shareholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Cardinal, upon demand thereby, and holders of Certificates previously representing shares of Owen Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

               (f) NO LIABILITY. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Owen Common Stock (or dividends or

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distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Owen Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

               (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

               2.4  TREATMENT OF STOCK OPTIONS.

               (a) Prior to the Effective Time, Cardinal and Owen shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Owen in effect on the date hereof which has been granted to current or former directors, officers or key employees of Owen by Owen (each, an "Owen Option") to be automatically converted at the Effective Time into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Owen Common Stock issuable immediately prior to the Effective Time upon exercise of the Owen Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Owen Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Owen Option immediately before the Effective Time; provided that with respect to any Owen Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

               (b) Owen agrees to issue treasury shares of Owen, to the extent available, upon the exercise of Owen Options prior to the Effective Time.

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

               (c) Cardinal agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "Commission") within ten business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

               In order to induce Owen to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to Owen that the statements contained in this Article III are true, correct and complete.

               3.1 ORGANIZATION AND STANDING. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 8.3) on Cardinal. Cardinal is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or Code of Regulations, as amended and restated (the "Cardinal Code of Regulations"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Articles of Incorporation or Bylaws. Cardinal has heretofore furnished to Owen a complete and correct copy of the Cardinal Articles and Cardinal Code of Regulations.

               3.2 CORPORATE POWER AND AUTHORITY. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

               3.3  CAPITALIZATION OF CARDINAL AND SUBCORP.

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               (a) As of November 22, 1996, Cardinal's authorized capital stock consisted solely of (a) 150,000,000 common shares, without par value ("Cardinal Common Shares"), of which (i) 66,815,619 shares were issued and outstanding,
(ii) 228,631 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 4,356,571 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value, none of which was issued and outstanding or reserved for issuance, and (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section 3.3 to the disclosure schedule delivered by Cardinal to Owen and dated the date hereof (the "Cardinal Disclosure Schedule"), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, transfer or registration by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal and Cardinal has no obligation of any kind to issue any additional securities. The Cardinal Common Shares (including those shares to be issued in the Merger) are registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act").

               (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("Subcorp Common Stock"), of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by Cardinal.

               3.4 CONFLICTS; CONSENTS AND APPROVAL. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

               (a) conflict with, or result in a breach of any provision of the Cardinal Articles or Cardinal Code of Regulations or the Articles of Incorporation or Bylaws of Subcorp;

               (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

               (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or their respective properties or assets; or

               (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (iv) consents or approvals of any Governmental Authority set forth in Section 3.4 to the Cardinal Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Cardinal or upon the ability of the parties to consummate the transactions contemplated hereby.

               3.5 BROKERAGE AND FINDER'S FEES. Except for Cardinal's obligation to Montgomery Securities ("Montgomery"), neither Cardinal nor any shareholder, director, officer or em ployee thereof has incurred or will incur on behalf of Cardinal any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

               3.6 ACCOUNTING MATTERS; REORGANIZATION. Neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Owen or any of its affiliates) would (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for fi-nancial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

               3.7 CARDINAL SEC DOCUMENTS. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1993 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

               3.8 REGISTRATION STATEMENT. None of the information provided by Cardinal in writing for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Cardinal under the Securities Act, including the prospectus relating to Cardinal Common Shares to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the proxy statement and form of proxy relating to the vote of Owen Shareholders with respect to the Merger (as amended, supplemented or modified, the "Proxy Statement") at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Owen Shareholders Meeting (as hereinafter defined) to consider the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to Owen, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

               3.9 NO MATERIAL ADVERSE CHANGE. Except as set forth in Section
3.9 to the Cardinal Disclosure Schedule, as contemplated by or resulting from the execution of this Agreement or as disclosed in the Cardinal SEC Documents, since September 30, 1996, there has been no material adverse change in the assets, liabilities, results of operations, business or financial condition of Cardinal taken as a whole or any event, occurrence or development which may reasonably be expected to have such a change or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF OWEN

               In order to induce Subcorp and Cardinal to enter into this Agreement, Owen hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete.

               4.1 ORGANIZATION AND STANDING. Owen is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Owen is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Owen. Owen is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Owen Articles"), or its Bylaws, as in effect on the date hereof (the "Owen Bylaws"). Owen has heretofore furnished to Cardinal a complete and correct copy of the Owen Articles and the Owen Bylaws. Listed in Section 4.1 to the disclosure schedule delivered by Owen to Cardinal and dated the date hereof (the "Owen Disclosure Schedule") is each jurisdiction in which Owen is qualified to do business and in good standing as of the date of the Agreement.

               4.2 SUBSIDIARIES. Owen does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in
Section 4.2 to the Owen Disclosure Schedule. Except as set forth in Section 4.2 to the Owen Disclosure Schedule, Owen is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Owen owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Owen's subsidiaries. Each of the outstanding shares of capital stock of each of Owen's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Owen free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Owen is set forth in Section 4.2 to the Owen Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization;
(ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Owen Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Owen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Owen, and no subsidiary of Owen has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Owen or any predecessor thereof.

               4.3 CORPORATE POWER AND AUTHORITY. Owen has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to authorization of the Merger and the transactions contemplated hereby by Owen Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Owen have been duly authorized by all necessary corporate action on the part of Owen, subject to authorization of the Merger and the transactions contemplated hereby by Owen Shareholders. This Agreement has been duly executed and delivered by Owen and constitutes the legal, valid and binding obligation of Owen enforceable against it in accordance with its terms.

               4.4 CAPITALIZATION OF OWEN. As of November 27, 1996, Owen's authorized capital stock consisted solely of (a) 40,000,000 shares of common stock, without par value ("Owen Common Stock"), of which (i) 17,069,094 shares were issued and outstanding, (ii) 1,776,654 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and (iii) 1,586,213 shares were reserved for issuance upon the exercise or conversion of outstanding options granted or issued by Owen and
(b) 1,000,000 shares of preferred stock, $0.01 par value per share ("Owen Preferred Stock"), none of which was issued and outstanding or reserved for issuance. Each outstanding share of Owen capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 4.4 to the Owen Disclosure Schedule or as contemplated by the Owen Stock Option Agreement (as defined in Section 4.26), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Owen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Owen, and Owen has no obligation of any kind to issue any additional securities or to pay for securities of Owen or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. The Owen Disclosure Schedule accurately sets forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Owen Options and the exercise price with respect thereto) and the number of options held by, all holders of options to purchase Owen capital stock. Except as set forth in Section 4.4 to the Owen Disclosure Schedule, Owen has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

               4.5 CONFLICTS; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Owen, nor the consummation of the transactions contemplated hereby will:

               (a) conflict with, or result in a breach of any provision of, the Owen Articles or the Owen Bylaws;

               (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Owen under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Owen or any of its subsidiaries is a party;

               (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Owen or any of its subsidiaries or any of their respective properties or assets; or

               (d) require any action or consent or approval of, or review by, or registration or filing by Owen or any of its affiliates with, any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Owen Shareholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Owen Disclosure Schedule;

except in the case of (b) for any of the foregoing that are set forth in Section
4.5 of the Owen Disclosure Schedule and in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Owen.

               4.6 NO MATERIAL ADVERSE CHANGE. Except as set forth in Section
4.6 to the Owen Disclosure Schedule as contemplated by or resulting from the execution of this Agreement or disclosed in the Owen SEC Documents (as defined in Section 4.7 hereof), since August 31, 1996, there has been no material adverse change in the assets, liabilities, results of operations, business or financial condition of Owen and its subsidiaries taken as a whole or any event, occurrence or development which may reasonably be expected to have such a change or a material adverse effect on the ability of Owen to consummate the transactions contemplated hereby.

               4.7 OWEN SEC DOCUMENTS. Owen has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since November 30, 1993 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Owen SEC Documents"). The Owen SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Owen included in the Owen SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Owen and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

               4.8  TAXES.

               (a) Owen and its subsidiaries have duly filed all material federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Owen or its subsidiaries prior to the date hereof. All of the foregoing Tax Returns and reports are true and correct (except for such inaccuracies which are individually, or in the aggregate, not material), and Owen and its subsidiaries have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. Except as disclosed on Schedule 4.8 to the Owen Disclosure Schedule, neither Owen nor any of its subsidiaries have any material liability for any Taxes in excess of the amounts so paid or reserves so established and neither Owen nor any of its subsidiaries is delinquent in the payment of any material Tax. None of them has requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any material Tax have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Owen or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Section 4.8 to the Owen Disclosure Schedule, neither Owen nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to May 1992, all federal income Tax Returns including Owen or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Owen nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Owen or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by an authority in a jurisdiction where none of Owen and its subsidiaries files Tax Returns that Owen or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Owen has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

               (b) Neither Owen nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither Owen nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Owen or any of its subsidiaries which (i) requires Owen or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Owen or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Owen or any of its subsidiaries, from any other person.

               (c) Owen and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

               (d) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

               (e) "Taxes" means (i) all Taxes (whether federal, state, local or foreign) based upon or measured by income and any other Tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property Taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

               4.9  COMPLIANCE WITH LAW.

               (a) Except as set forth in Section 4.9 to the Owen Disclosure Schedule, Owen is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Owen or its business or properties, including, without limitation, laws regarding the provision of insurance, third party administration and primary health care services, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, any federal or state pharmacy practice acts, the Good Manufacturing Practices standards of the Food and Drug Administration, federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy practice, the Occupational Safety and Health Act and the regulations promulgated thereunder and all rules of professional conduct applicable to Owen or by which any of its properties are bound or subject, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) could not reasonably be expected to have a

Material Adverse Effect on Owen. Except as disclosed in Section 4.9 to the Owen Disclosure Schedule, no investigation or review by any Governmental Authority, including, without limitation, applicable state insurance and health commissions, with respect to Owen is pending, or, to the knowledge of Owen, threatened, nor has any Governmental Authority, including, without limitation, applicable state insurance and health commissions, indicated in writing an intention to conduct the same, other than those the outcome of which could not reasonably be expected to have a Material Adverse Effect on Owen.

               4.10  INTELLECTUAL PROPERTY.

               (a) As set forth in Section 4.10 to the Owen Disclosure Schedule is a true and complete list of (i) all of Owen's foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, tradenames (and any registrations or applications for registration for any of the foregoing trademarks, service marks and tradenames) and all material copyright applications and registrations and (ii) all agreements to which Owen is a party which concern any of the material Intellectual Property ("Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark registration and trademark registration applications, service marks and service mark registrations and service mark registration applications, tradenames, trade dress, copyright registrations, customer lists, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof). Other than the Intellectual Property set forth in Section 4.10 of the Owen Disclosure Schedule, no name, patent, invention, tradesecret, proprietary right, computer software, trademark, tradename, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Owen in substantially the same manner as such business is presently conducted. Except as set forth in Section 4.10 to the Owen Disclosure Schedule (i) Owen owns, free and clear of any liens, claims or encumbrances, the material Intellectual Property listed thereon; (ii) no claim of invalidity of the patents, trademark registrations, service mark registrations, and copyright registrations included in the Intellectual Property has been made by a third party; (iii) no claim of infringement of any now existing domestic or foreign patent, trademark, service mark, tradename, copyright or design right has been made by any third party; (iv) no person or entity has asserted that, with respect to the material Intellectual Property, Owen or a licensee of Owen is infringing or has infringed any domestic or foreign patent, trademark, service mark, tradename, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (v) to Owen's knowledge none of the Intellectual Property, its use or operation infringe any foreign or domestic patent, trademark, service mark, tradename or copyright of any entity or have involved the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any entity; (vi) to Owen's knowledge all fees, annuities, and other payments which are due from Owen on or before the effective date of this Agreement for any of the Intellectual Property have been paid; (vii) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material pursuant to any part of the Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, tradename, copyright or other intellectual property right; (viii) no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of Owen; (ix) the Intellectual Property is not the subject to any pending Action; (x) to Owen's knowledge there exists no (a) prior act that would void or invalidate any of the Intellectual Property or (b) conduct or use by Owen or any third party that would void or invalidate any of the Intellectual Property; (xi) the execution, delivery and performance of this Agreement by Owen, and the consummation of the transactions contemplated thereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Red or Subcorp to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (xii) there are no royalties, honoraria, fees or other payments payable to any third party by reason of the ownership, use, license, sale or disposition of the Intellectual Property; (xiii) no substantial part of the source or object code, algorithms or structure included in any of the Intellectual Property is copied from, based upon or derived from any source or object code, algorithm or structure included in any computer software product owned by any third party nor does any substantial similarity of any of such source or object code, algorithms or structure being copied from, based upon or derived from any computer software product owned by any third party.

               (a) Owen has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, copyrights and patents contained in the Intellectual Property (including, entering into appropriate confidentiality, nondisclosure and noncompetition agreements with all officers, directors, employees and third-party consultants of Owen).


               4.11 TITLE TO AND CONDITION OF PROPERTIES. Owen owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Owen as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on Owen.

               4.12 REGISTRATION STATEMENT; PROXY STATEMENT. None of the information provided in writing by Owen for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the meeting of the Owen Shareholders to consider the Merger, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

               4.13 LITIGATION. Except as set forth in Section 4.13 to the Owen Disclosure Schedule, there is no suit, claim, action, proceeding or, to the knowledge of Owen, investigation (an "Action") pending or, to the knowledge of Owen (or its executive officers or directors), threatened against Owen or any executive officer or director of Owen which, individually or in the aggregate, if adversely determined, would have a Material Adverse Effect on Owen or a Material Adverse Effect on the ability of Owen to consummate the transactions contemplated hereby. Owen is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Owen or a material adverse effect on the ability of Owen to consummate the transactions contemplated hereby. Except as set forth in Section 4.13 to the Owen Disclosure Schedule, since November 30, 1993, Owen has not been subject to any outstanding order, writ, injunction or decree relating to Owen's method of doing business or its relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property, goods or services of Owen.

               4.14 BROKERAGE AND FINDER'S FEES; EXPENSES. Except for Owen's obligations to Smith Barney Inc. ("Smith Barney") and to Rauscher Pierce Refsnes, Inc. ("RPR") (copies of the written agreements relating to such obligations having previously been provided to Cardinal), neither Owen nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Owen, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 4.14 to the Owen Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses which will be paid or will be payable by Owen to all attorneys, accountants and investment bankers in connection with the Merger ("Merger Fees").

               4.15 ACCOUNTING MATTERS; REORGANIZATION. Neither Owen nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

               4.16  EMPLOYEE BENEFIT PLANS.

               (a) For purposes of this Section 4.16, the following terms have the definitions given below:

               "Controlled Group Liability" means any and all liabilities under
        (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

               "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
        Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

               "Plans" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to Owen or beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored or maintained by Owen or any of its subsidiaries or to which Owen or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

               "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

               (b) Section 4.16 to the Owen Disclosure Schedule lists all Plans. With respect to each Plan, Owen has made available to Cardinal a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

               (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and to the knowledge of Owen there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

               (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

               (e) Owen and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and to the knowledge of Owen there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Owen or any of its subsidiaries under ERISA or the Code.

               (f) No Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Owen or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) Neither Owen nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) if Owen or any of its ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred; and (iii) neither Owen nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated.

               (g) There does not now exist, and to the knowledge of Owen there are no existing circumstances that could reasonably be expected to result in any material Controlled Group Liability that would be a liability of Owen or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Owen nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

               (h) Except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA, neither Owen nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

               (i) Except with respect to the acceleration of the non-employee director options granted under the 1992 Non-Employee Director Stock Option Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Owen or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by Owen or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

               (j) Except as disclosed in Section 4.16(j) to the Owen Disclosure Schedule, there are no pending or to the knowledge of Owen threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of Owen or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the
Department of Labor or any Multiemployer Plan.

               (k) Section 4.16(k) to the Owen Disclosure Schedule sets forth the names of all directors and officers of Owen, the total salary, bonus, fringe benefits and perquisites each will receive in the fiscal year ending November 30, 1996, and any changes to the foregoing which will occur subsequent to November 30, 1996; Section 4.16(k) to the Owen Disclosure Schedule also lists and describes the current compensation of any other employee of Owen whose total current salary and maximum bonus opportunity exceeds $100,000 annually. Except as disclosed in Section 4.16(k) to the Owen Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of Owen. Except as set forth in Section 4.16(k) to the Owen Disclosure Schedule, no officer, director, or employee of Owen or any other affiliate of Owen, or any immediate family member of any of the foregoing, provides or causes to be provided to Owen any material assets, services or facilities and Owen does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

               4.17 CONTRACTS. Section 4.17 to the Owen Disclosure Schedule lists as of the date hereof all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a "Contract") to which Owen is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Owen's business other than those that are not material to the business of Owen, (b) joint venture, partnership and like agreements, (c) Contracts which are service contracts or equipment leases involving payments by Owen of more than $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Owen to compete in any line of business in any geographic area or to hire any individual or group of individuals except for confidentiality agreements executed in connection with potential business combination or sale of any business division with such covenants consistent with the Confidentiality Agreement (as defined in Section 5.2(j), (e) Contracts which after the
Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Owen and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, except for confidentiality agreements executed in connection with potential business combination or sale of any business division with such covenants consistent with the Confidentiality Agreement (f) Contracts which contain minimum purchase conditions (other than such Contracts with manufacturers of pharmaceutical products) in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of Owen or its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $300,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $250,000 and not cancellable by Owen (without premium or penalty) within one month, (i) Contracts with any labor organization, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $50,000, letters of credit or other agreements or instruments of Owen or commitments for the borrowing or the lending of amounts in excess of $50,000 by Owen or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Owen, (k) Contracts involving annual revenues or expenditures to the business of Owen in excess of 2.5% of Owen's annual revenues, (l) Contracts providing for "earn-outs" or other contingent payments by Owen involving more than $20,000 over the term of the Contract and (m) Contracts with or for the benefit of any affiliate of Owen or immediate family member thereof (other than subsidiaries of Owen) involving more than $60,000 in the aggregate per affiliate. All such Contracts are valid and binding obligations of Owen and, to the knowledge of Owen, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on Owen. Neither Owen nor, to the knowledge of Owen, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except for payment defaults by client hospitals in the ordinary course of business except such violations or defaults under or terminations which, individually or in the aggregate, would not have a Material Adverse Effect on Owen.

               4.18 LABOR MATTERS. Except as set forth in Section 4.18 to the Owen Disclosure Schedule, neither Owen nor any of its subsidiaries has any labor contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by Owen or any persons otherwise performing services primarily for Owen or any of its subsidiaries (the "Owen Business Personnel"). There is no labor strike, dispute or stoppage pending or, to the knowledge of Owen, threatened against Owen or any of its subsidiaries, and neither Owen nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since November 30, 1993.

               4.19  OPERATION OF OWEN'S BUSINESS; RELATIONSHIPS.

               (a) Since August 31, 1996 through the date of this Agreement, neither Owen nor its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as set forth in Section 4.20 to the Owen Disclosure Schedule.

               (b) The relationships of Owen with its customers and suppliers are satisfactory as of the date of this Agreement.

               (c) No product produced by Owen or produced for Owen by a third party and bearing an Owen trademark or other Proprietary Right of Owen has been recalled voluntarily or involuntarily since November 30, 1995, no such recall is being considered by Owen, and, to the knowledge of Owen, no such recall is being considered by or has been requested or ordered by any Governmental Authority.

               4.20 PERMITS; COMPLIANCE. Owen is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Owen Permits"), and there is no Action pending or, to the knowledge of Owen, threatened regarding any of the Owen Permits. Owen is not in conflict with, or in default or violation of any of the Owen Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Owen.

               4.21 PRODUCT WARRANTIES AND LIABILITIES. Except as listed in
Section 4.21 to the Owen Disclosure Schedule, Owen has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it.

               4.22 ENVIRONMENTAL MATTERS. Except for matters disclosed in
Schedule 4.22 of the Owen Disclosure Schedule, (a) the properties, operations and activities of Owen and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below); (b) Owen and its subsidiaries and the properties and operations of Owen and its subsidiaries are not subject to any existing, pending or, to the knowledge of Owen, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) there has been no material release of any hazardous substance, pollutant or contaminant into the environment by Owen or its subsidiaries or in connection with their properties or operations; (d) there has been no material exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Owen and its subsidiaries; and
(e) Owen and its subsidiaries or their counsel have made available to the Purchaser all internal and external audits (in each case relevant to Owen or any of its subsidiaries) in the possession of Owen or its subsidiaries or their counsel. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

               4.23 OPINION OF FINANCIAL ADVISORS. Owen has received the opinion of each of Smith Barney and RPR, its financial advisors, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Owen Shareholders from a financial point of view, Owen has heretofore provided copies of such opinions to Cardinal and neither of such opinions have been withdrawn or revoked or modified in any material respect.

               4.24 BOARD RECOMMENDATION. The Board of Directors of Owen, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Owen Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Owen Shareholders, and (ii) resolved to recommend that the holders of the shares of Owen Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "Owen Board Recommendation").

               4.25 STATE TAKEOVER LAWS. No state takeover law or other state law (including, without limitation, under the TBCA) that purports to limit or restrict business combinations or the ability to acquire or vote shares nor the provisions of Article 10 of the Owen Articles are applicable to: (i) the execution of this Agreement, the Stock Option Agreement dated November 27, 1996 between Cardinal and Owen (the "Owen Stock Option Agreement") and the Support/Voting Agreements dated as of November 27, 1996 between Cardinal and certain Owen Shareholders (collectively, the "Support Agreements"), (ii) the Merger and (iii) the transactions contemplated hereby and by the Owen Stock Option Agreement and the Support Agreements.

               4.26 LEASE ARRANGEMENTS.

               (a) Except as set forth in Section 4.26 to the Owen Disclosure Schedule, there are no lessees ("Master Lessees") who have been granted the right to use, purchase, lease or license Intellectual Property, goods or services from Owen and to provide, resell, sublease or relicense same to other authorized lessees or third parties. The identity of each Master Lessee and a description of all lessees and third parties to whom such Master Lessee is entitled to provide, resell, sublease or relicense Intellectual Property, goods and services of Owen are set forth in Section 4.26 to the Owen Disclosure Schedule. There are no material agreements between Owen and any Master Lessee other than those in writing that are set forth in Section 4.26 to the Owen Disclosure Schedule.

               (b) The relationships of Owen with its lessees and licensees are satisfactory as of the date of this Agreement.

               (c) Owen is not a party to any vendor financing arrangement which (i) requires Owen to use such financing for any particular transaction, or
(ii) cannot be terminated (without premium or penalty) upon less than one month's notice. Any Meditrol unit that is subject to any vendor financing arrangement shall, upon expiration of the term of such financing arrangement (assuming all Owen's obligations thereunder have been met), be owned by Owen free and clear of any liens, security interests, encumbrances and restrictions of any kind.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

               The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

               5.1  MUTUAL COVENANTS.

               (a) GENERAL. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

               (b) HSR ACT. As soon as practicable, and in any event no later than fifteen business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Cardinal and Owen agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts to contest and resist, any Action, including legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by pursuing all available avenues of administrative and judicial appeal and all available legislative action. Upon the terms and subject to the conditions set forth in this Agreement, in connection with the HSR Act, each of Owen and Cardinal agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; PROVIDED, HOWEVER, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger or (y) to result in an Order (i) prohibiting or limiting the ownership or operation by Cardinal of any material portion of the business or assets of Owen or compelling Cardinal to dispose of or hold separate any of the business or assets of Cardinal or any material portion of the business or assets of Owen as a result of the Merger or any of the other transactions contemplated by this Agreement, (ii) imposing limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Owen, including, without limitation, the right to vote such capital stock on all matters properly presented to the Owen Shareholders, or (iii) prohibiting Cardinal from effectively controlling in any material respect the business or operations of Owen.

               (c) OTHER GOVERNMENTAL MATTERS. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

               (d) POOLING-OF-INTERESTS. Each of the parties shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes, including without limitation, appropriate representation letters to Cardinal's accountants.

               (e) TAX-FREE TREATMENT. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Vinson & Elkins L.L.P. and Wachtell, Lipton, Rosen & Katz to issue their opinions provided herein.

               (f) PUBLIC ANNOUNCEMENTS. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and Owen shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

               5.2  COVENANTS OF CARDINAL.

               (a) PREPARATION OF REGISTRATION STATEMENT. Cardinal shall, as soon as is reasonably practicable, prepare the Proxy Statement for filing by Owen with the Commission on a confidential basis. Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Proxy Statement by the Commission and shall use all reasonable efforts to have the Registra-tion Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Cardinal shall obtain knowledge of any information pertaining to Cardinal contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Proxy Statement, Cardinal will so advise Owen in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement. Cardinal shall promptly furnish to Owen all information concerning it as may be required for supplementing the Proxy Statement. Cardinal shall cooperate with Owen in the preparation of the Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Owen in clearing the Proxy Statement with the Staff of the Commission. Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger.

               (b) INDEMNIFICATION. From and after the Effective Time, Cardinal shall cause (including, providing adequate funding), the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Owen in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Owen Certificate of Incorporation, as amended and restated, and Bylaws in effect on the date hereof.

               (c) INSURANCE. From and after this Effective Time Cardinal shall maintain the current policies of directors' and officers' liability insurance through the remainder of its term which ends in June 1997.

               (d) EMPLOYEE BENEFITS. Cardinal covenants and agrees that, for a period of one year from and after the Effective Time, it will cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, than those provided to employees of Owen immediately prior to the date of this Agreement. In the event Cardinal satisfies its obligations under this Section 5.2(c) by adding employees of Owen to Cardinal's medical plan (the "Cardinal Medical Plan"), then eligibility of such employees for medical benefits under the Cardinal Medical Plan will not be subject to standard exclusions for pre-existing conditions.

               (e) NOTIFICATION OF CERTAIN MATTERS. Cardinal shall give prompt notice to Owen of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(d) shall not limit or otherwise affect the remedies available hereunder to Owen.

               (f) POOLING PRESS RELEASE. Cardinal shall use its best efforts to prepare and publicly release as soon as practicable (but in any event within fifteen days) following the end of the first full calendar month completed after the Effective Time, a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other pub lic filing, statement or announcement which includes the combined financial results (including combined sales and net income) of Cardinal and Owen for a period of at least 30 days of combined operations of Cardinal and Owen following the Effective Time.

               (g) MERGER SUB. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Cardinal) or any material liabilities.

               (h) NYSE LISTING. Cardinal shall use its reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

               (i) AFFILIATES OF CARDINAL. Cardinal shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Cardinal for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 30 days prior to the date of the Owen Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A-2.

               (j) ACCESS. Cardinal shall permit representatives of Owen to have appropriate access at all reasonable times to Cardinal's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Owen pursuant to this Section 5.2(i) shall be subject to the provisions of the confidentiality agreement between Cardinal and Owen dated November 12, 1996 (the "Confidentiality Agreement"), which agreement remains in full force and effect.

               5.3    COVENANTS OF OWEN.

               (a) OWEN SHAREHOLDERS MEETING. Owen shall take all action in accordance with the federal securities laws, the TBCA and the Owen Articles and the Owen Bylaws necessary to convene a special meeting of Owen Shareholders to be held on the earliest practicable date (the "Owen Shareholders Meeting") to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby.

               (b) INFORMATION FOR THE REGISTRATION STATEMENT AND PREPARATION OF PROXY STATEMENT. Owen shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Registration Statement. Owen shall cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable. If, at any time prior to the Effective Time, Owen obtains knowledge of any information pertaining to Owen that would require any amendment or supplement to the Registration Statement or the Proxy Statement, Owen shall so advise Cardinal and shall promptly furnish Cardinal with all information as shall be required for such amendment or supplement and shall promptly supplement the Proxy Statement. Owen shall use all reasonable efforts to cooperate with Cardinal in the preparation and filing of the Proxy Statement with the Commission on a confidential basis. Owen shall use all reasonable efforts to mail at the earliest practicable date to Owen Shareholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to Owen Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the Owen Board Recommendation to the extent not previously withdrawn in compliance with
Section 5.3(e).

               (c) CONDUCT OF OWEN'S OPERATIONS. Owen shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Owen shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Owen Disclosure Schedule, without the prior written consent of Cardinal:

               (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
        (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Owen Options which are outstanding as of the date hereof), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

              (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

             (iii) make or propose any changes in the Owen Articles or the Owen Bylaws;

              (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person (other than as permitted, in each case, by Section 5.3(e));

               (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice not in excess of $8 million in the aggregate;

              (vi)    create any subsidiaries;

             (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice;

            (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable
        Law;

              (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles;

               (x) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $500,000;

              (xi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $250,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

             (xii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $3 million;

            (xiii) pay (or agree to become obligated to pay) any Merger Fees in excess of the amount set forth in Section 4.14 to the Owen Disclosure Schedule;

             (xiv) take any action to exempt or make not subject to the provisions of Article 10 of the Owen Articles any per son or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to such restrictive provisions and not exempt therefrom;

              (xv) take any action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

             (xvi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

            (xvii) agree in writing or otherwise to take any of the foregoing actions.

               (d) INTELLECTUAL PROPERTY MATTERS. Owen shall use its reasonable efforts consistent with its past practices to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances.

               (e) NO SOLICITATION. Owen agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or fa cilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Owen, or acquisition of any capital stock (other than upon exercise of Owen Options which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of Owen, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; PROVIDED that, at any time prior to the approval of the Merger by the Owen Shareholders, Owen may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of Owen determines in good faith by a majority vote, based upon consultation and advice from its outside legal counsel that failing to take such action is reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors of Owen under Applicable Law and determines that such a proposal is, after consulting with Smith Barney or RPR (or any other nationally recognized investment banking firm), more favorable to Owen's Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction). Owen will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. In the event that prior to the approval of the Merger by the Owen Shareholders the Board of Directors of Owen receives advice of outside legal counsel that failure to do so is reasonably like to result in breach of the fiduciary duties of the Owen Board of Directors under Applicable Law, the Board of Directors of Owen may (subject to this and the following sentences) withdraw or modify the Owen Board Recommendation and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction, provided that it gives Cardinal two business days prior written notice of its intention to do so (provided that the foregoing shall no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to Section 7.1(d)). Any such withdrawal or modification of the Owen Board Recommendation shall not change the approval of the Board of Directors of Owen for purposes of causing either the provisions of Article 10 of the Owen Articles or any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger, the Owen Stock Option Agreement or the Support Agreements or change the obligation of Owen to present the Merger for approval at a duly called Owen Shareholders Meeting on the earliest practicable date. From and after the execution of this Agreement, Owen shall immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Cardinal a copy of any such written proposal in addition to any information provided to or by any third party relating thereto.

               (f) TERMINATION RIGHT. If prior to the approval of the Merger by the Owen Shareholders the Board of Directors of Owen shall determine in good faith, after consultation with its financial and legal advisors, that any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by Owen or any of its subsidiaries or affiliates in violation of this Agreement is more favorable to the Owen Shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the Owen Shareholders and Owen has received (x) advice of its outside legal counsel that failure to enter into such a Competing Transaction is reasonably likely to constitute a breach of the Board of Directors' fiduciary duties under Applicable Law and (y) a written opinion (a copy of which has been delivered to Cardinal) from Smith Barney or RPR that the Competing Transaction is more favorable from a financial point of view to the Owen Shareholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal), Owen may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction provided that, prior to any such termination, (i) Owen has provided Cardinal written notice that it intends to terminate this Agreement pursuant to this Section 5.3(f), identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Competing Transaction in the form to be entered into, and (ii) at least two full business days after Owen has provided the notice referred to in clause (i) above (provided that the opinions referred to in clauses (x) and (y) above shall continue in effect without revision or modification), Owen delivers to Cardinal (A) a written notice of termination of this Agreement pursuant to this Section 5.3(f), (B) a check in the amount of Cardinal's Costs (as defined in Section 7.2) as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), plus the amount of the termination fee as provided in Section 7.2, (C) a written acknowledgment from Owen that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "Purchase Event" as defined in the Owen Stock Option Agreement and (y) the Owen Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of Owen's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by Owen.

               (g) AFFILIATES OF OWEN. Owen shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Owen for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 30 days prior to the date of the Owen Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A-1. On or prior to such date, Owen, after consultation with its outside counsel, shall provide Cardinal with a letter (reasonably satisfactory to counsel to Cardinal) specifying all of the persons or entities who, in Owen's view, may be deemed to be "affiliates" of Owen under the preceding sentence.

               (h) ACCESS. Owen shall permit representatives of Cardinal to have appropriate access at all reasonable times to Owen's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Proprietary information obtained by Cardinal pursuant to this Section 5.3(h) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect.

               (i) NOTIFICATION OF CERTAIN MATTERS. Owen shall give prompt notice to Cardinal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Owen representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Owen to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to Cardinal.

               (j) SUBSEQUENT FINANCIAL STATEMENTS. Owen shall consult with Cardinal prior to making publicly available its financial results for any period.

                                   ARTICLE VI

                                   CONDITIONS

               6.1 MUTUAL CONDITIONS. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

               (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

               (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

               (c) The Merger and the transactions contemplated hereby shall have been approved by the Owen Shareholders in the manner required by any Applicable Law.

               (d) The Commission shall have declared the Cardinal Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been entered by the Commission or proceeding for that purpose initiated or any state securities administrator prohibiting the Merger.

               (e) No Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

               (f) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche L.L.P. dated the date of the Proxy Statement and confirmed in writing at the Effective Time stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

               6.2 CONDITIONS TO OBLIGATIONS OF OWEN. The obligations of Owen to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Owen:

               (a) The representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and could not reasonably be expected to have in the reasonably foreseeable future a Material Adverse Effect on Cardinal.

               (b) Each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

               (c) Each of Cardinal and Subcorp shall have furnished Owen with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

               (d) Owen shall have received the legal opinions, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz in substantially the form attached hereto as Exhibit B.

               (e) The Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

               (f) Owen shall have received the opinion of Vinson & Elkins LLP, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Owen, Cardinal and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Owen upon the receipt of Cardinal Common Shares in exchange for shares of Owen Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

               6.3 CONDITIONS TO OBLIGATIONS OF CARDINAL AND SUBCORP. The obligations of Cardinal to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Cardinal:

               (a) The representations and warranties of Owen set forth in
        Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and could not reasonably be expected to have in the reasonably foreseeable future a Material Adverse Effect on Owen.

               (b) Owen shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

               (c) Owen shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

               (d) Cardinal shall have received the legal opinion, dated the Closing Date, of Vinson & Elkins, substantially in the form attached hereto as Exhibit C.

               (e) Cardinal shall have received the opinion of Wachtell, Lipton, Rosen & Katz, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Cardinal, Subcorp and Owen will each be a party to that reorganization, and (iii) no gain or loss will be recognized by Cardinal, Subcorp or Owen by reason of the Merger.

               (f) There shall not have been a breach of the Owen Stock Option Agreement.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

               7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Owen Shareholders:

               (a)  by mutual consent of Cardinal and Owen;

               (b) by either Cardinal or Owen if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

               (c) by either Cardinal or Owen if the Merger shall not have been consummated before May 31, 1997, unless extended by the Boards of Directors of both Cardinal and Owen (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

               (d) by Cardinal if the Board of Directors of Owen shall withdraw, modify or change the Owen Board Recommendation in a manner adverse to Cardinal, or if the Board of Directors of Owen shall have refused to affirm the Owen Board Recommendation within two business days of any written request from Cardinal;

               (e) by Cardinal or Owen if at the Owen Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Owen Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

               (f)  by Owen, pursuant to Section 5.3(f);

               (g) by Owen, no earlier than the fifth trading day or later than the third full trading day immediately preceding the date of the Owen Stockholders Meeting at which the vote to approve the Merger will be taken, if the Average Share Price is less than $69.20, provided that Owen will have no right to terminate pursuant to this paragraph (g) unless (x) Owen shall have given, during the three trading day period referred to above, one full trading day's prior written notice of its intention to terminate pursuant to this Section 7.1(g) and (y) Cardinal during such one full trading day notice period shall not have given written notice (an "Adjustment Election") to Owen that the Exchange Ratio shall be calculated pursuant to clause (b) of Section 2.2;

               (h) by Cardinal if Owen shall have breached any of its obligations under the Owen Stock Option Agreement or if Dian G. Owen shall have breached any of her obligations under the Support Agreement with Cardinal;

               7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the last sentence of each of Section 5.2(j) and Section 5.3(h) and the provisions of Sections 7.2 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs"). If this Agreement is terminated for any reason pursuant to Section
7.1 (other than a termination pursuant to Section 7.1(a) (prior to the public announcement of a Competing Transaction), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) if Owen's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before May 31, 1997), 7.1(e), 7.1(g)) or this Agreement is terminated pursuant to Section 7.1(e) and within 12 months after the date of termination Owen enters into an Acquisition Agreement for a Business Combination (as defined herein) or consummates a Business Combination Owen will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Owen, (except in each case, if the termination is pursuant to Section 7.1(e), then, prior to consummation of a Business Combination herein) or execution of the definitive agreement with respect thereto) concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1.8 million in the aggregate and (ii) a termination fee in an amount equal to $13 million. For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Owen as a result of which the Owen Shareholders prior to such transaction in the aggregate cease to own at least a majority of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of Owen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Cardinal or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Owen Common Stock whether by tender or exchange offer or otherwise.

               7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Owen Shareholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Owen Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Cardinal (with respect to Owen) and Owen (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

               8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

               8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Cardinal or Subcorp:

                      Cardinal Health, Inc.
                      5555 Glendon Court

                      Dublin, Ohio  43016
                      Attention:  Robert D. Walter
                      Telecopy No.:  (614) 717-8919

                      with a copy to

                      David A. Katz
                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, New York  10019
                      Telecopy No.:  (212) 403-2000

               (b)  if to Owen:

                      Owen Healthcare, Inc.
                      9800 Centre Parkway, Suite 1100
                      Houston, Texas 77036-8279
                      Attention:  Carl Isgren
                      Telecopy No.:  (713) 777-5417

                      with a copy to

                      Jeffery B. Floyd
                      Vinson & Elkins L.L.P.
                      1001 Fannin
                      3300 First City Tower
                      Houston, Texas 77002-6760
                      Telecopy No.:  (713) 615-5660

               8.3 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Owen, such reference shall be deemed to include any and all subsidiaries of Owen, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.8, 4.16, 4.19 and 4.23. For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if (i) in any individual representation or warranty in this Agreement, if the aggregate consequences of breaches and inaccuracies of such representation and warranty would have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such party and its subsidiaries taken as a whole, and (ii) elsewhere in the Agreement, the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or qualification for a material adverse effect, would have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such party and its subsidiaries taken as a whole. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

               8.4 COUNTERPARTS. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

               8.5 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), the Support Agreements, the Owen Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

               8.6 THIRD PARTY BENEFICIARIES. Except for the agreements set forth in Section 5.2(b) and 5.2(c) nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

               8.7 GOVERNING LAW. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court sitting in the City of Wilmington.

               8.8  CONSENT TO JURISDICTION; VENUE.

                      (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                      (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in

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this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

               8.9 SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

               8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               8.11 EXPENSES. Subject to the provisions of Section 7.2 and the Owen Stock Option Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement (including filing fees related thereto) will be shared equally by Cardinal and Owen.


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               IN WITNESS WHEREOF, Cardinal, Subcorp and Owen have signed this
Agreement as of the date first written above.

                                        CARDINAL HEALTH, INC.

                                        By:/s/ ROBERT D. WALTER
                                        Name:  Robert D. Walter
                                        Title:  Chairman


                                        OWL MERGER CORP.

                                        By:/s/ ROBERT D. WALTER
                                        Name:  Robert D. Walter
                                        Title:  Chairman

                                        OWEN HEALTHCARE, INC.

                                        By:/s/ CARL E. ISGREN
                                        Name:  Carl E. Isgren
                                        Title:  President and CEO


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